Builders FirstSource, Inc.
Subsidiaries

Alpine Lumber Company (Colorado)

BFS Asset Holdings LLC (Delaware)

BFS Design Services LLC (Delaware)

BFS Foundation, Inc. (Delaware)

BFS Group LLC (Delaware)

BFS Operations LLC (Delaware)

BFS Procurement LLC (Delaware)

BFS Pay, LLC (Maryland)

BFS Real Estate LLC (Delaware)

BFS Texas Sales LLC (Delaware)

Builders FirstSource – Dallas, LLC (Delaware)

Builders FirstSource – Texas Installed Sales, LLC (Texas)

CCWP, Inc. (South Carolina)

Dixieline Builders Fund Control, Inc. (California)

East Campus, LLC (Colorado)

Kleet Lumber Co., LLC (New York)

NETAppsID, Inc. (Canada)

Schoeneman Bros. Company (Iowa)

Spenard Builders Supply LLC (Alaska)

Sunrise Wood Designs, LLC (Delaware)

Timber Roots, LLC (Washington)

TRSMI, LLC (Michigan)

WTS Paradigm, LLC (Wisconsin)

360 Innovations, s.a.r.l. (France)